SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 21, 2009 (October 21, 2009)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-33912 (Commission File Number)	04-3308902 (IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts (address of principal executive offices)	01852 (Zip Code)

(978) 459-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events

On October 21, 2009, Enterprise Bancorp, Inc. (the “Company”) announced that its shelf registration of up to $25.0 million in capital to support future growth has been declared effective by the Securities and Exchange Commission, and that it presently seeks to raise $7.5 million through a shareholders subscription rights offering and a concurrent supplemental community-based offering.

Additional details regarding the rights offering and the supplemental offering are included in the press release regarding this announcement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99 and made a part hereof by this reference.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state.  Both the rights offering and the supplemental offering will be made only by means of a prospectus, copies of which will be mailed to those shareholders who are eligible to participate in the rights offering and to certain prospective new investors selected by the Company.  Copies of the prospectus may also be obtained by contacting the Company or its information agent as described further in the attached press release.

Item 9.01.             Financial Statements and Exhibits

(a)           Not applicable

(b)           Not applicable

(c)           The following exhibits are included with this report:

Exhibit 5.2             Opinion of Chu, Ring & Hazel LLP dated October 21, 2009 as to the legality of the subscription rights and shares of common stock to be issued in the rights offering and supplemental offering.

Exhibit 99               Press release dated October 21, 2009; and

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: October 21, 2009	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Chief Financial
Officer and Treasurer